SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

   INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b),
         (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)
                             (Amendment No._______)*


                               Curon Medical, Inc.

--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock

--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    231292103

--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2000
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

            [ ]      Rule 13d-1(b)

            [ ]      Rule 13d-1(c)

            [X]      Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)



                               Page 1 of 21 Pages


----------------------------------------------------------                     --------------------------------------
CUSIP NO. 231292103                                               13 G                  Page 2 of 21 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      U.S. Venture Partners V, L.P. ("USVP V")
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)  [ ]            (b)  [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      Delaware

------------ ---------------------------------------------------------------------------------------------------------
             NUMBER OF
              SHARES                 5        SOLE VOTING POWER
           BENEFICIALLY                       2,673,200 shares, except that Presidio Management Group V, L.L.C.
           OWNED BY EACH                      ("PMG V"), the general partner of USVP V, may be deemed to have sole
             REPORTING                        voting power with respect to such shares, and
              PERSON                          Irwin Federman ("Federman"), Jason E. Green ("Green"),
               WITH                           Steven   M.   Krausz   ("Krausz"),  Stuart G.  Phillips  ("Phillips"),
                                              Jonathan D. Root ("Root") and Philip M. Young ("Young"), the
                                              managing members of PMG V, may be deemed to have a shared voting power with respect to such shares.
                                     -------- ------------------------------------------------------------------------

                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              2,673,200 shares, except PMG V, the general partner of USVP V, may be deemed to have sole dispositive power with respect to such shares, and Federman, Green, Krausz, Phillips, Root and Young, the managing members of PMG V, may be deemed to have a shared dispositive power with respect to such shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------------------------------ -------- ------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       2,673,200
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    14.3%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                      PN
------------ ---------------------------------------------------------------------------------------------------------

                                                * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 231292103                                               13 G                  Page 3 of 21 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                     USVP V International, L.P. ("V Int'l")
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)  [ ]            (b)  [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      Cayman Islands
------------ ---------------------------------------------------------------------------------------------------------
             NUMBER OF
              SHARES                 5        SOLE VOTING POWER
           BENEFICIALLY                       148,511 shares,  except that PMG V, the general partner  of V Int'l,  may
          OWNED BY EACH                       be deemed  to have sole  voting  power  with respect to such shares, and
             REPORTING                        Federman, Green, Krausz, Phillips, Root and Young, the managing
              PERSON                          members of PMG V, may be deemed to have shared voting power with
               WITH                           respect to such shares.
                                     -------- ------------------------------------------------------------------------

                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              148,511 shares, except that PMG V, the general partner of V Int'l, may be deemed to have sole dispositive power with respect to such shares, and Federman, Green, Krausz, Phillips, Root and Young, the
                                              managing members of PMG V, may be deemed to have shared dispositive power with respect to such shares.
                                              ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------------------------------ -------- ------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       148,511
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    0.79%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                      PN
------------ ---------------------------------------------------------------------------------------------------------

                                                * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 231292103                                               13 G                  Page 4 of 21 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      USVP V Entrepreneur Partners, L.P. ("EP V")
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)  [ ]            (b)  [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      Delaware
------------------------------------ -------- ------------------------------------------------------------------------
             NUMBER OF
              SHARES                 5        SOLE VOTING POWER
           BENEFICIALLY                       65,345 shares, except that PMG V, the general partner of  EP V, may be
          OWNED BY EACH                       deemed to have  sole  voting  power  with respect to such shares, and
             REPORTING                        Federman, Green, Krausz, Phillips, Root and Young, the managing
              PERSON                          members of PMG V, may be deemed to have shared voting power with
               WITH                           respect to such shares.
                                     -------- ------------------------------------------------------------------------

                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              65,345 shares, except that PMG V, the general partner of EP V, may be deemed to have sole dispositive power with respect to such shares, and Federman, Green, Krausz, Phillips, Root and Young, the managing members of PMG V, may be deemed to have shared dispositive power with respect to such shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------------------------------ -------- ------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       65,345
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    0.35%
----------- ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                      PN
------------ ---------------------------------------------------------------------------------------------------------

                                                * SEE INSTRUCTIONS BEFORE FILLING OUT!


----------------------------------------------------------                     --------------------------------------
CUSIP NO. 231292103                                               13 G                  Page 5 of 21 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                     2180 Associates Fund V, L.P. ("2180 V")

------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)  [ ]            (b)  [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      Delaware
------------------------------------ -------- ------------------------------------------------------------------------
             NUMBER OF
              SHARES                 5        SOLE VOTING POWER
           BENEFICIALLY                       83,166 shares, except that PMG V, the general partner of 2180 V, may
           OWNED BY EACH                      be deemed to have sole  voting  power  with  respect to such shares, and
             REPORTING                        Federman, Green, Krausz, Phillips, Root and Young, the managing
              PERSON                          members of PMG V, may be deemed to have shared voting power with
               WITH                           respect to such shares.
                                     -------- ------------------------------------------------------------------------

                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              83,166 shares, except that PMG V, the general partner of 2180 V, may be deemed to have sole dispositive power with respect to such shares, and Federman, Green, Krausz, Phillips, Root and Young, the managing members of PMG V, may be deemed to have shared dispositive power with respect to such shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------------------------------ -------- ------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       83,166
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    0.45%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                      PN
------------ ---------------------------------------------------------------------------------------------------------

                                                * SEE INSTRUCTIONS BEFORE FILLING OUT!



----------------------------------------------------------                     --------------------------------------
CUSIP NO. 231292103                                               13 G                  Page 6 of 21 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      Presidio Management Group V, L.L.C. ("PMG V")
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)  [ ]            (b)  [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      Delaware
------------ ---------------------------------------------------------------------------------------------------------
             NUMBER OF
              SHARES                 5        SOLE VOTING POWER
           BENEFICIALLY                       2,970,222 shares, of which 2,673,200 are directly owned  by USVP V,
          OWNED  BY EACH                      148,511  are  directly  owned by V Int'l, 65,345 are directly owned by
             REPORTING                        EP V and 83,166 are directly owned by 2180 V.  PMG V is the general
              PERSON                          partner of USVP V, V Int'l, EP V and 2180 V and may be deemed to have
               WITH                           sole voting  power with respect to  such shares, and Federman,  Green,
                                              Krausz, Phillips, Root and Young, the managing members of PMG V, may be deemed to have shared voting power with respect to such shares.
                                     -------- ------------------------------------------------------------------------

                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              2,970,222 shares, of which 2,673,200 are directly owned by USVP V,
                                              148,511 are directly owned by V Int'l, 65,345 are directly owned by
                                              EP V and 83,166 are directly owned by 2180 V. PMG V is the general partner of USVP V, V Int'l, EP V and 2180 V and may be deemed to have sole dispositive power with respect to such shares, and Federman,
                                              Green, Krausz, Phillips, Root and Young, the managing members of
                                              PMG V, may be deemed to have shared dispositive power with respect to such shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------------------------------ -------- ------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       2,970,222
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    15.9%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                      00
------------ ---------------------------------------------------------------------------------------------------------

                                                * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 231292103                                               13 G                  Page 7 of 21 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      Irwin Federman ("Federman")
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)  [ ]            (b)  [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      U.S. Citizen
------------------------------------ -------- ------------------------------------------------------------------------
             NUMBER OF
              SHARES                 5        SOLE VOTING POWER
           BENEFICIALLY                       0 shares.
           OWNED BY EACH             -------- ------------------------------------------------------------------------
             REPORTING
              PERSON                 6        SHARED VOTING POWER
               WITH                           2,970,222 shares, of which 2,673,200 are directly owned by USVP V,
                                              148,511 are directly owned by V Int'l, 65,345 are directly owned by
                                              EP V and 83,166 are directly owned by 2180 V. Federman is a managing member of PMG V, the general partner of USVP V, V Int'l, EP V and
                                              2180 V, and may be deemed to have shared voting power with respect to such shares.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              0 shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              2,970,222 shares, of which 2,673,200 are directly owned by USVP V,
                                              148,511 are directly owned by V Int'l, 65,345 are directly owned by
                                              EP V and 83,166 are directly owned by 2180 V. Federman is a managing member of PMG V, the general partner of USVP V, V Int'l, EP V and
                                              2180 V, and may be deemed to have shared dispositive power with respect to such shares.

------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       2,970,222
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    15.9%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                      IN
------------ ---------------------------------------------------------------------------------------------------------

                                                * SEE INSTRUCTIONS BEFORE FILLING OUT!


----------------------------------------------------------                     --------------------------------------
CUSIP NO. 231292103                                               13 G                  Page 8 of 21 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      Jason E. Green ("Green")
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)  [ ]            (b)  [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      U.S. Citizen
------------------------------------ -------- ------------------------------------------------------------------------
             NUMBER OF
              SHARES                 5        SOLE VOTING POWER
           BENEFICIALLY                       0 shares.
           OWNED BY EACH             -------- ------------------------------------------------------------------------
             REPORTING
              PERSON                 6        SHARED VOTING POWER
               WITH
                                              2,970,222 shares, of which 2,673,200 are directly owned by USVP V,
                                              148,511 are directly owned by V Int'l, 65,345 are directly owned by
                                              EP V and 83,166 are directly owned by 2180 V. Green is a managing member of PMG V, the general partner of USVP V, V Int'l, EP V and
                                              2180 V, and may be deemed to have shared voting power with respect to such shares.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              0 shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              2,970,222 shares, of which 2,673,200 are directly owned by USVP V,
                                              148,511 are directly owned by V Int'l, 65,345 are directly owned by
                                              EP V and 83,166 are directly owned by 2180 V. Green is a managing member of PMG V, the general partner of USVP V, V Int'l, EP V and
                                              2180 V, and may be deemed to have shared dispositive power with respect to such shares.
------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       2,970,222
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                                [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    15.9%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                      IN
------------ ---------------------------------------------------------------------------------------------------------

                                                 *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 231292103                                               13 G                  Page 9 of 21 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      Steven M. Krausz ("Krausz")
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)  [ ]            (b)  [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      U.S. Citizen
------------ ---------------------------------------------------------------------------------------------------------
             NUMBER OF
              SHARES                 5        SOLE VOTING POWER
           BENEFICIALLY                       0 shares.
           OWNED BY EACH             -------- ------------------------------------------------------------------------
             REPORTING
              PERSON                 6        SHARED VOTING POWER
               WITH                           2,970,222 shares, of which 2,673,200 are directly owned by USVP V,
                                              148,511 are directly owned by V Int'l, 65,345 are directly owned by
                                              EP V and 83,166 are directly owned by 2180 V. Krausz is a managing member of PMG V, the general partner of USVP V, V Int'l, EP V and
                                              2180 V, and may be deemed to have shared voting power with respect to such shares.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              0 shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              2,970,222 shares, of which 2,673,200 are directly owned by USVP V,
                                              148,511 are directly owned by V Int'l, 65,345 are directly owned by
                                              EP V and 83,166 are directly owned by 2180 V. Krausz is a managing member of PMG V, the general partner of USVP V, V Int'l, EP V and
                                              2180 V, and may be deemed to have shared dispositive power with respect to such shares.
------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       2,970,222
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                                [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    15.9%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                      IN
------------ ---------------------------------------------------------------------------------------------------------


----------------------------------------------------------                     --------------------------------------
CUSIP NO. 231292103                                               13 G                  Page 10 of 21 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      Stuart G. Phillips ("Phillips")
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)  [ ]            (b)  [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      U.S. Citizen

------------ ---------------------------------------------------------------------------------------------------------
             NUMBER OF
              SHARES                 5        SOLE VOTING POWER
           BENEFICIALLY                       0 shares.
           OWNED BY EACH             -------- ------------------------------------------------------------------------
             REPORTING
              PERSON                 6        SHARED VOTING POWER
               WITH                           2,970,222 shares, of which 2,673,200 are directly owned by USVP V,
                                              148,511 are directly owned by V Int'l, 65,345 are directly owned by
                                              EP V and 83,166 are directly owned by 2180 V. Phillips is a managing member of PMG V, the general partner of USVP V, V Int'l, EP V and
                                              2180 V, and may be deemed to have shared voting power with respect to such shares.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              0 shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              2,970,222 shares, of which 2,673,200 are directly owned by USVP V,
                                              148,511 are directly owned by V Int'l, 65,345 are directly owned by
                                              EP V and 83,166 are directly owned by 2180 V. Phillips is a managing member of PMG V, the general partner of USVP V, V Int'l, EP V and
                                              2180 V, and may be deemed to have shared dispositive power with respect to such shares.
------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       2,970,222
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    15.9%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                      IN
------------ ---------------------------------------------------------------------------------------------------------

                                                * SEE INSTRUCTIONS BEFORE FILLING OUT!


----------------------------------------------------------                     --------------------------------------
CUSIP NO. 231292103                                               13 G                  Page 11 of 21 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      Jonathan D. Root ("Root")
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)  [ ]            (b)  [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      U.S. Citizen
------------------------------------ -------- ------------------------------------------------------------------------
             NUMBER OF
              SHARES                 5        SOLE VOTING POWER
           BENEFICIALLY                       0 shares.
           OWNED BY EACH             -------- ------------------------------------------------------------------------
             REPORTING
              PERSON                 6        SHARED VOTING POWER
               WITH                           2,970,222 shares, of which 2,673,200 are directly owned by USVP V,
                                              148,511 are directly owned by V Int'l, 65,345 are directly owned by
                                              EP V and 83,166 are directly owned by 2180 V. Root is a managing member of PMG V, the general partner of USVP V, V Int'l, EP V and
                                              2180 V, and may be deemed to have shared voting power with respect to such shares.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              0 shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              2,970,222 shares, of which 2,673,200 are directly owned by USVP V,
                                              148,511 are directly owned by V Int'l, 65,345 are directly owned by
                                              EP V and 83,166 are directly owned by 2180 V. Root is a managing member of PMG V, the general partner of USVP V, V Int'l, EP V and
                                              2180 V, and may be deemed to have shared dispositive power with respect to such shares.
------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       2,970,222
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                                [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    15.9%
----------- ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                      IN
------------ ---------------------------------------------------------------------------------------------------------

                                                * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 231292103                                               13 G                  Page 12 of 21 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      Philip M. Young ("Young")
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)  [ ]            (b)  [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      U.S. Citizen
------------------------------------ -------- ------------------------------------------------------------------------
             NUMBER OF
              SHARES                 5        SOLE VOTING POWER
           BENEFICIALLY                       0 shares.
           OWNED BY EACH             -------- ------------------------------------------------------------------------
             REPORTING
              PERSON                 6        SHARED VOTING POWER
               WITH                           2,970,222 shares, of which 2,673,200 are directly owned by USVP V,
                                              148,511 are directly owned by V Int'l, 65,345 are directly owned by
                                              EP V and 83,166 are directly owned by 2180 V. Young is a managing member of PMG V, the general partner of USVP V, V Int'l, EP V and
                                              2180 V, and may be deemed to have shared voting power with respect to such shares.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              0 shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              2,970,222 shares, of which 2,673,200 are directly owned by USVP V,
                                              148,511 are directly owned by V Int'l, 65,345 are directly owned by
                                              EP V and 83,166 are directly owned by 2180 V. Young is a managing member of PMG V, the general partner of USVP V, V Int'l, EP V and
                                              2180 V, and may be deemed to have shared dispositive power with respect to such shares.
------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       2,970,222
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    15.9%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                      IN
------------ ---------------------------------------------------------------------------------------------------------

                                                * SEE INSTRUCTIONS BEFORE FILLING OUT!
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                                                                                                                 Page 13 of 21 Pages

ITEM 1(a).        NAME OF ISSUER:
                  ---------------

                  Curon Medical, Inc.

ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                  ------------------------------------------------

                  735 Palomar Ave.
                  Sunnyvale, CA 94085


ITEM 2(a).        NAME OF PERSON FILING:
                  ----------------------

                  This statement is filed by U.S. Venture Partners V, L.P. ("USVP V"), USVP V International, L.P.
                  ("V Int'l"), USVP V Entrepreneur Partners, L.P. ("EP V"), 2180 Associates Fund V, L.P. ("2180
                  V"), Presidio Management Group V, L.L.C. ("PMG V"), Irwin Federman ("Federman"), Jason E. Green
                  ("Green"), Steven M. Krausz ("Krausz"), Stuart G. Phillips ("Phillips"), Jonathan D. Root
                  ("Root") and Philip M. Young ("Young"). The foregoing entities and individuals are collectively referred to as the "Reporting Persons".

                  PMG V is the general partner of USVP V, V Int'l, EP V and 2180 V, and may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by USVP V, V
                  Int'l, EP V and 2180 V. Federman, Green, Krausz, Phillips, Root and Young are the managing members of PMG V, and may be deemed to have shared power to vote and shared power to dispose of the shares of issuer directly owned by USVP V, V Int'l, EP V and 2180 V.

ITEM 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE, RESIDENCE:
                  -------------------------------------------------------------

                  The address of the principal business office for each of the Reporting Persons is:

                  U.S. Venture Partners
                  2180 Sand Hill Road, Suite 300
                  Menlo Park, CA  94025

ITEM 2(c)         CITIZENSHIP:
                  ------------

                  USVP V, EP V, and 2180 V are Delaware limited partnerships, V Int'l is a Cayman Islands limited partnership, PMG V is a Delaware limited liability company, and Federman, Green, Krausz,
                  Phillips, Root and Young are United States citizens.

ITEM 2(d).        TITLE OF CLASS OF SECURITIES:
                  -----------------------------

                  Common Stock


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                                                                                                                 Page 14 of 21 Pages

ITEM 2(e).        CUSIP NUMBER:
                  -------------

                  CUSIP # : 231292103


ITEM 3.           Not Applicable

ITEM 4.           OWNERSHIP:
                  ----------

                  The following information with respect to the ownership of the Common Stock of the issuer by the persons filing this Statement is provided as of December 31, 2000:

                           (a)      Amount beneficially owned:
                                    -------------------------

                           See Row 9 of cover page for each Reporting Person.

                           (b)      Percent of Class:
                                    ----------------

                           See Row 11 of cover page for each Reporting Person.

                           (c)      Number of shares as to which such person has:
                                    --------------------------------------------

                                                     (i)      Sole power to vote or to direct the vote:
                                                              ----------------------------------------

                                                              See Row 5 of cover page for each Reporting Person.

                                                     (ii)     Shared power to vote or to direct the vote:
                                                              ------------------------------------------

                                                              See Row 6 of cover page for each Reporting Person.

                                                     (iii)    Sole power to dispose or to direct the disposition of:
                                                              -----------------------------------------------------

                                                              See Row 7 of cover page for each Reporting Person.

                                                     (iv)     Shared power to dispose or to direct the disposition of:
                                                              -------------------------------------------------------

                                                              See Row 8 of cover page for each Reporting Person.


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                                                                                                                 Page 15 of 21 Pages

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:
                  ---------------------------------------------

                  Not applicable

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:
                  ---------------------------------------------------------------

                  Under certain circumstances set forth in the limited partnership and limited liability company agreements of USVP V, V Int'l, EP V, 2180 V and PMG V, the general partners, limited partners and managing members of each of such entities, as applicable, may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by each such entity of which they are a partner or managing member.

ITEM 7.           IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT
                  HOLDING COMPANY:
                  ----------------

                  Not applicable.

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:
                  ---------------------------------------------------------

                  Not applicable

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP:
                  ------------------------------

                  Not applicable

ITEM 10.          CERTIFICATION:
                  -------------

                  Not applicable


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                                                                                                                 Page 16 of 21 Pages

                                              SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 9, 2001


U.S. Venture Partners V, L.P.                                    /s/ Michael Maher
By Presidio Management Group V, L.L.C.                           ----------------------------------------
Its General Partner                                              Signature

                                                                 Michael Maher
                                                                 Chief Financial Officer/Attorney-In-Fact

USVP V International, L.P.                                       /s/ Michael Maher
By Presidio Management Group V, L.L.C.                           ----------------------------------------
Its General Partner                                              Signature

                                                                 Michael Maher
                                                                 Chief Financial Officer/Attorney-In-Fact

USVP V Entrepreneur Partners, L.P.                               /s/ Michael Maher
By Presidio Management Group V, L.L.C.                           ----------------------------------------
Its General Partner                                              Signature

                                                                 Michael Maher
                                                                 Chief Financial Officer/Attorney-In-Fact

2180 Associates Fund V, L.P.                                     /s/ Michael Maher
By Presidio Management Group V, L.L.C.                           ----------------------------------------
Its General Partner                                              Signature

                                                                 Michael Maher
                                                                 Chief Financial Officer/Attorney-In-Fact

By Presidio Management Group V, L.L.C.                           /s/ Michael Maher
A Delaware Limited Liability Company                             ----------------------------------------
                                                                 Signature

                                                                 Michael Maher
                                                                 Chief Financial Officer/Attorney-In-Fact

Irwin Federman                                                   /s/ Michael Maher
                                                                 -----------------------------------------
                                                                 Michael Maher
                                                                 Attorney-In-Fact


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                                                                                                                 Page 17 of 21 Pages

Jason E. Green                                                   /s/ Michael Maher
                                                                 -----------------------------------------
                                                                 Michael Maher
                                                                 Attorney-In-Fact

Steven M. Krausz                                                 /s/ Michael Maher
                                                                 -----------------------------------------
                                                                 Michael Maher
                                                                 Attorney-In-Fact

Stuart G. Phillips                                               /s/ Michael Maher
                                                                 -----------------------------------------
                                                                 Michael Maher
                                                                 Attorney-In-Fact

Jonathan D. Root                                                 /s/ Michael Maher
                                                                 -----------------------------------------
                                                                 Michael Maher
                                                                 Attorney-In-Fact

Philip M. Young                                                  /s/ Michael Maher
                                                                 -----------------------------------------
                                                                 Michael Maher
                                                                 Attorney-In-Fact


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                                                                                                                 Page 18 of 21 Pages
                                                             EXHIBIT INDEX

                                                                                           Found on
                                                                                         Sequentially
Exhibit                                                                                 Numbered Pages
-------                                                                                 --------------
Exhibit A: Agreement of Joint Filing                                                          19


Exhibit B: Reference to Michael P. Maher as Attorney-In-Fact                                  21


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                                                                                                                 Page 19 of 21 Pages

                                                              EXHIBIT A

                                                      Agreement of Joint Filing

                  The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of
Curon Medical, Inc. shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such
Schedule 13G.

Dated:  February 9, 2001


U.S. Venture Partners V, L.P.                                    /s/ Michael Maher
By Presidio Management Group V, L.L.C.                           ----------------------------------------
Its General Partner                                              Signature

                                                                 Michael Maher
                                                                 Chief Financial Officer/Attorney-In-Fact

USVP V International, L.P.                                       /s/ Michael Maher
By Presidio Management Group V, L.L.C.                           ----------------------------------------
Its General Partner                                              Signature

                                                                 Michael Maher
                                                                 Chief Financial Officer/Attorney-In-Fact

USVP V Entrepreneur Partners , L.P.                              /s/ Michael Maher
By Presidio Management Group V, L.L.C.                           ----------------------------------------
Its General Partner                                              Signature

                                                                 Michael Maher
                                                                 Chief Financial Officer/Attorney-In-Fact

2180 Associates Fund V, L.P.                                     /s/ Michael Maher
By Presidio Management Group V, L.L.C.                           ----------------------------------------
Its General Partner                                              Signature

                                                                 Michael Maher
                                                                 Chief Financial Officer/Attorney-In-Fact

By Presidio Management Group V, L.L.C.                           /s/ Michael Maher
A Delaware Limited Liability Company                             -----------------------------------------
                                                                 Signature

                                                                 Michael Maher
                                                                 Chief Financial Officer/Attorney-In-Fact



                                                                                                                 Page 20 of 21 Pages

Irwin Federman                                                   /s/ Michael Maher
                                                                 -----------------------------------------
                                                                 Michael Maher
                                                                 Attorney-In-Fact

Jason E. Green                                                   /s/ Michael Maher
                                                                 -----------------------------------------
                                                                 Michael Maher
                                                                 Attorney-In-Fact

Steven M. Krausz                                                 /s/ Michael Maher
                                                                 -----------------------------------------
                                                                 Michael Maher
                                                                 Attorney-In-Fact

Stuart G. Phillips                                               /s/ Michael Maher
                                                                 -----------------------------------------
                                                                 Michael Maher
                                                                 Attorney-In-Fact

Jonathan D. Root                                                 /s/ Michael Maher
                                                                 -----------------------------------------
                                                                 Michael Maher
                                                                 Attorney-In-Fact

Philip M. Young                                                  /s/ Michael Maher
                                                                 -----------------------------------------
                                                                 Michael Maher
                                                                 Attorney-In-Fact


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                                                                                                                 Page 21 of 21 Pages

                                                              EXHIBIT B

                                            REFERENCE TO MICHAEL MAHER AS ATTORNEY-IN-FACT


                        Michael P. Maher has signed the enclosed documents as Attorney-In-Fact.  Note that copies of the applicable
Power of Attorneys are already on file with the appropriate agencies.


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